Consent of Independent Auditors



We consent to the references of our firm under the caption "Independent Auditors" and "Financial Information" in the Statement of Additional Information and to the use of our report dated January 27, 2003 with respect to the consolidated financial statements of American Enterprise Life Insurance Company and to the use of our report dated March 21, 2003 with respect to the consolidated financial statements of American Enterprise Variable Life Account - American Express Signature Variable Universal Life Insurance(R) comprised of the segregated asset subaccounts included therein in Post-Effective Amendment No. 5 to the Registration Statement (Form N-6, No. 333-84121) for the registration of the American Express Signature Variable Universal Life Insurance(R) offered by American Enterprise Life Insurance Company.




                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2003